Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Stefan Chkautovich, CFO
October 28, 2024	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR FIRST QUARTER OF FISCAL 2025;

DECLARES QUARTERLY DIVIDEND OF $0.23 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR TUESDAY, OCTOBER 29, AT 9:30AM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the first quarter of fiscal 2025 of $12.5 million, a decrease of $693,000 or 5.3%, as compared to the same period of the prior fiscal year. The decrease was due primarily to higher provision for credit loss (“PCL”) expense, as well as higher non-interest expense. This was partially offset by an increase in net interest income. Preliminary net income was $1.10 per fully diluted common share for the first quarter of fiscal 2025, a decrease of $0.06 as compared to $1.16 per fully diluted common share reported for the same period of the prior fiscal year. During the first quarter of fiscal 2025, the Company engaged with a consultant to complete a performance improvement project to enhance operations and revenues of the Bank. The one-time cost associated with this review totaled $840,000, reduced after-tax net income by $652,000, or $0.06 per fully diluted common share, and was a primary reason for the increase in non-interest expense during the current period, noted in further detail below.

Highlights for the first quarter of fiscal 2025:

●	Earnings per common share (diluted) were $1.10, down $0.06, or 5.2%, as compared to the same quarter a year ago, and down $0.09, or 7.6% from the fourth quarter of fiscal 2024, the linked quarter.

●	Annualized return on average assets (“ROA”) was 1.07%, while annualized return on average common equity (“ROE”) was 10.0%, as compared to 1.20% and 11.7%, respectively, in the same quarter a year ago, and 1.17% and 11.2%, respectively, in the fourth quarter of fiscal 2024, the linked quarter. The one-time costs of the performance review recognized in the current quarter reduced after-tax ROA by six basis points.

●	Net interest margin for the quarter was 3.37%, down from the 3.44% reported for the year ago period, and up from 3.25% reported for the fourth quarter of fiscal 2024, the linked quarter. Net interest income increased $1.3 million, or 3.6%, as compared to the same quarter a year ago, and increased $1.6 million, or 4.5%, as compared to the fourth quarter of fiscal 2024, the linked quarter.

●	Noninterest expense was up 9.0% for the quarter, as compared to the year ago period, primarily from increased compensation and benefits and legal and professional fees, and up 3.4% from the fourth quarter of fiscal 2024, the linked quarter. In the current quarter, legal and professional fees increased as the Bank incurred one-time costs of $840,000 associated with a performance improvement project.

●	Gross loan balances increased by $116.7 million during the first quarter of fiscal 2025, or 3.0%, and increased by $266.8 million, or 7.2%, over the last twelve months.

●	PCL was $2.2 million during the first quarter of fiscal 2025, a $1.3 million increase from both the year ago period and the June 30, 2024, linked quarter. The increase was primarily due to an increase in the allowance for credit losses (“ACL”) attributable to individually evaluated loans, loan growth, and an increase in modeled expected losses.

●	Deposit balances increased by $97.1 million during the first quarter of fiscal 2025, or 2.5%, and increased by $208.4 million, or 5.4%, over the last twelve months.

●	Tangible book value per share was $38.26, and increased by $5.14 or 15.5% during the last twelve months.

Dividend Declared:

The Board of Directors, on October 22, 2024, declared a quarterly cash dividend on common stock of $0.23, payable November 29, 2024, to stockholders of record at the close of business on November 15, 2024, marking the 122nd consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, October 29, 2024, at 9:30 a.m., central time. The call will be available live to interested parties by calling 1-833-470-1428 in the United States and from all other locations. Participants should use participant access code 523822. Telephone playback will be available beginning one hour following the conclusion of the call through November 2, 2024. The playback may be accessed by dialing 1-866-813-9403, and using the conference passcode 217957.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first three months of fiscal 2025, with total assets of $4.7 billion at September 30, 2024, reflecting an increase of $124.9 million, or 2.7%, as compared to June 30, 2024. Growth primarily reflected an increase in net loans receivable and cash equivalents and time deposits.

Cash equivalents and time deposits were $75.6 million at September 30, 2024, an increase of $14.2 million, or 23.1%, as compared to June 30, 2024. Available for sale securities were $420.2 million at September 30, 2024, down $7.7 million, or 1.8%, as compared to June 30, 2024, as the Company was less active in reinvesting principal payments received.

Loans, net of the ACL, were $3.9 billion at September 30, 2024, increasing by $114.8 million, or 3.0%, as compared to June 30, 2024. The Company noted growth in both the real estate and commercial portfolios. Real estate loan growth was primarily driven by drawn construction, 1-4 family residential, and owner occupied commercial real estate loan balances. This was somewhat offset by a decrease in loans secured by multi-family property. In the commercial portfolio, growth was driven by seasonal agricultural production loan draws and modest growth in commercial and industrial loan balances. The table below illustrates changes in loan balances by type over recent periods:

Summary Loan Data as of:	Sept 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands)	2024	2024	2024	2023	2023

1-4 residential real estate	$942,916	$925,397	$903,371	$893,940	$875,666
Non-owner occupied commercial real estate	903,678	899,770	898,911	863,426	846,875
Owner occupied commercial real estate	438,030	427,476	412,958	403,109	422,824
Multi-family real estate	371,177	384,564	417,106	380,632	365,890
Construction and land development	567,002	499,587	495,284	562,773	620,313
Agriculture real estate	239,787	232,520	233,853	238,093	239,787
Total loans secured by real estate	3,462,590	3,369,314	3,361,483	3,341,973	3,371,355

Commercial and industrial	457,018	450,147	436,093	443,532	431,178
Agriculture production	200,215	175,968	139,533	146,254	164,631
Consumer	58,735	59,671	56,506	57,771	58,706
All other loans	3,699	3,981	4,799	7,106	6,724
Total loans	4,182,257	4,059,081	3,998,414	3,996,636	4,032,594

Unfunded commitments on construction loans	(215,521)	(209,046)	(226,969)	(264,483)	(332,633)
Deferred loan fees, net	(218)	(232)	(251)	(263)	(282)
Gross loans	3,966,518	3,849,803	3,771,194	3,731,890	3,699,679
Allowance for credit losses	(54,437)	(52,516)	(51,336)	(50,084)	(49,122)
Net loans	$3,912,081	$3,797,287	$3,719,858	$3,681,806	$3,650,557

Loans anticipated to fund in the next 90 days totaled $168.0 million at September 30, 2024, as compared to $157.1 million at June 30, 2024, and $158.2 million at September 30, 2023.

The Bank’s concentration in non-owner occupied commercial real estate, as defined for regulatory purposes, is estimated at 320.1% of Tier 1 capital and ACL at September 30, 2024, as compared to 317.5% as of June 30, 2024, the linked quarter end, with these loans representing 46.4% of gross loans at September 30, 2024. Multi-family residential real estate, hospitality (hotels/restaurants), care facilities, retail stand-alone, and strip centers are the most common collateral types within the non-owner occupied commercial real estate loan portfolio. The multi-family residential real estate loan portfolio commonly includes loans collateralized by properties currently in the low-income housing tax credit (LIHTC) program or having exited the program. The hospitality and retail stand-alone segments include primarily franchised businesses; care facilities consisting mainly of skilled nursing and assisted living centers; and strip centers can be defined as non-mall shopping centers with a variety of tenants. Non-owner-occupied office property types included 34 loans totaling $24.9 million, or 0.63% of gross loans at September 30, 2024, none of which were adversely classified, and are generally comprised of smaller spaces with diverse tenants. The Company continues to monitor its commercial real estate concentration and the individual segments closely.

Nonperforming loans were $8.2 million, or 0.21% of gross loans, at September 30, 2024, as compared to $6.7 million, or 0.17% of gross loans at June 30, 2024. Nonperforming assets were $12.1 million, or 0.26% of total assets, at September 30, 2024, as compared to $10.6 million, or 0.23% of total assets, at June 30, 2024. The change in nonperforming assets was attributable to the increase of $1.5 million in nonperforming loans, of which the largest individual loan was collateralized by a single-family residential property.

Our ACL at September 30, 2024, totaled $54.4 million, representing 1.37% of gross loans and 663% of nonperforming loans, as compared to an ACL of $52.5 million, representing 1.36% of gross loans and 786% of nonperforming loans, at June 30, 2024. The Company has estimated its expected credit losses as of September 30, 2024, under ASC 326-20, and management believes the ACL as of that date was adequate based on that estimate. There remains, however, significant uncertainty as the Federal Reserve has tightened monetary policy to address inflation risks. Qualitative adjustments in the Company’s ACL model were slightly decreased compared to June 30, 2024. The Company increased the allowance attributable to classified hotel loans that have been slow to recover from the COVID-19 pandemic. Additionally, PCL was required due to loan growth in the first quarter of fiscal year 2025 and a slight increase in modeled expected losses due to a modest increase in the unemployment rate expectations. As a percentage of average loans outstanding, the Company recorded net charge offs of 0.01% (annualized) during the current period, as compared to 0.03% for the same period of the prior fiscal year.

Total liabilities were $4.2 billion at September 30, 2024, an increase of $108.0 million, or 2.6%, as compared to June 30, 2024.

Deposits were $4.0 billion at September 30, 2024, an increase of $97.1 million, or 2.5%, as compared to June 30, 2024. The deposit portfolio saw increases in certificates of deposit and savings accounts, as customers remained willing to move balances into high yield savings accounts and special rate time deposits during the higher rate environment. Public unit balances totaled $510.5 million at September 30, 2024, a decrease of $84.1 million compared to June 30, 2024, due to the Company losing the bid to retain a larger local public unit depositor, and also experienced expected seasonal decreases in these accounts. Brokered deposits totaled $273.2 million at September 30, 2024, an increase of $99.4 million compared to June 30, 2024. The Company increased brokered deposits in the quarter due to more attractive pricing for brokered certificates of deposits relative to local market rates and the need to meet seasonal loan demand. The average loan-to-deposit ratio for the first quarter of fiscal 2025 was 98.4%, as compared to 96.3% for the linked quarter. The table below illustrates changes in deposit balances by type over recent periods:

Summary Deposit Data as of:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands)	2024	2024	2024	2023	2023

Non-interest bearing deposits	$503,209	$514,107	$525,959	$534,194	$583,353
NOW accounts	1,128,917	1,239,663	1,300,358	1,304,371	1,231,005
MMDAs - non-brokered	320,252	334,774	359,569	378,578	415,115
Brokered MMDAs	12,058	2,025	10,084	20,560	20,272
Savings accounts	556,030	517,084	455,212	372,824	313,135
Total nonmaturity deposits	2,520,466	2,607,653	2,651,182	2,610,527	2,562,880

Certificates of deposit - non-brokered	1,258,583	1,163,650	1,158,063	1,194,993	1,066,165
Brokered certificates of deposit	261,093	171,756	176,867	179,980	202,683
Total certificates of deposit	1,519,676	1,335,406	1,334,930	1,374,973	1,268,848

Total deposits	$4,040,142	$3,943,059	$3,986,112	$3,985,500	$3,831,728

Public unit nonmaturity accounts	$447,638	$541,445	$572,631	$544,873	$491,868
Public unit certificates of deposit	62,882	53,144	51,834	49,237	52,989
Total public unit deposits	$510,520	$594,589	$624,465	$594,110	$544,857

FHLB advances were $107.1 million at September 30, 2024, a decrease of $5.0 million, or 4.9%, from June 30, 2024, due to maturing advances which were not renewed. For the quarter ended September 30, 2024, the Company continued to have no FHLB overnight borrowings at the end of the period.

The Company’s stockholders’ equity was $505.6 million at September 30, 2024, an increase of $16.9 million, or 3.5%, as compared to June 30, 2024. The increase was attributable primarily to earnings retained after cash dividends paid, in combination with a decrease in accumulated other comprehensive losses (“AOCL”) as the market value of the Company’s investments appreciated due to decreases in market interest rates. The AOCL decreased from $17.4 million at June 30, 2024, to $10.6 million at September 30, 2024. The Company does not hold any securities classified as held-to-maturity.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended September 30, 2024, was $36.7 million, an increase of $1.3 million, or 3.6%, as compared to the same period of the prior fiscal year. The increase was attributable to a 5.9% increase in the average balance of interest-earning assets in the current three-month period, as compared to the same period a year ago, partially offset by a seven-basis point decrease in net interest margin, from 3.44% to 3.37%, as the cost of interest-bearing liabilities increased by 70 basis points, outpacing the 54-basis point increase in the yield earned on interest earning assets. Net interest income for the three-month period ended September 30, 2024, grew $1.6 million, or 4.5%, as compared to the June 30, 2024, linked quarter, attributable to a 12-basis point increase in the net interest margin and a 0.7% increase in the average balance of interest-earning assets. The primary driver of the net interest margin expansion, compared to the linked quarter, was the 21-basis point increase in the yield on interest-earning assets, partially offset by the 11-basis point increase in the cost of interest-bearing liabilities. Contributing to the margin increase, the average loan to deposit ratio increased by 2.4 percentage points in the current period, as compared to the linked quarter, as the balance sheet composition shifted toward higher yielding assets.

Loan discount accretion and deposit premium amortization related to the November 2018 acquisition of First Commercial Bank, the May 2020 acquisition of Central Federal Savings & Loan Association, the February 2022 merger of FortuneBank, and the January 2023 acquisition of Citizens Bank & Trust resulted in $975,000 in net interest income for the three-month period ended September 30, 2024, as compared to $1.7 million in net interest income for the same period a year ago. Combined, this component of net interest income contributed nine basis points to net interest margin in the three-month period ended September 30, 2024, as compared to a 16-basis point contribution for the same period of the prior fiscal year, and as compared to a ten-basis point contribution in the linked quarter ended June 30, 2024, when net interest margin was 3.25%.

The Company recorded a PCL of $2.2 million in the three-month period ended September 30, 2024, as compared to a PCL of $900,000 in the same period of the prior fiscal year. The current period PCL was the result of a $2.0 million provision attributable to the ACL for loan balances outstanding and a $138,000 provision attributable to the allowance for off-balance sheet credit exposures.

The Company’s noninterest income for the three-month period ended September 30, 2024, was $7.2 million, an increase of $1.3 million, or 22.6%, as compared to the same period of the prior fiscal year. The increase was primarily attributable to other loan fees, deposit account charges and related fees, bank card interchange income, and net realized gains on sale of loans. Net realized gains on sale of loans increased due to sales of Small Business Administration loans. These increases were partially offset by lower loan late charges, wealth management fees, and other non-interest income. Other non-interest income decreased primarily due to modest losses on the disposal of fixed assets, which were comprised of various equipment.

Noninterest expense for the three-month period ended September 30, 2024, was $25.8 million, an increase of $2.1 million, or 9.0%, as compared to the same period of the prior fiscal year. In the current quarter, this increase in noninterest expense was attributable primarily to increases in compensation and benefits, legal and professional fees, occupancy and equipment, and advertising expenses. The increase in compensation and benefits expense was primarily due to a trend increase in employee headcount, as well as annual merit increases. Legal and professional expenses increased primarily due to a one-time expense associated with a performance improvement project that started during the first fiscal quarter of 2025, as discussed above. This expense was fully realized in the September quarter, with only modest reimbursables remaining to be recognized in later quarters. Occupancy and equipment expenses increased primarily due to depreciation on recent capitalized expenditures, including buildings, equipment, and signage. Advertising activity in the current quarter increased marketing expenses compared to the same quarter of the prior fiscal year.

The efficiency ratio for the three-month period ended September 30, 2024, was 59.0%, as compared to 57.5% in the same period of the prior fiscal year. The change was attributable to noninterest expense growing faster than revenues. Excluding the one-time performance improvement project costs, the efficiency ratio for the first quarter of 2025 would have been lower by two percentage points.

The income tax provision for the three-month period ended September 30, 2024, was $3.4 million, a decrease of 3.2%, as compared to the same period of the prior fiscal year, primarily due to the decrease in net income before income taxes. The effective tax rate was 21.3% as compared to 21.0% in the same quarter of the prior fiscal year.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: potential adverse impacts to the economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent expected, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention and labor shortages, might be greater than expected and goodwill impairment charges might be incurred; the strength of the United States economy in general and the strength of local economies in which we conduct operations; fluctuations in interest rates and the possibility of a recession; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values in both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands, except per share data)	2024	2024	2024	2023	2023

Cash equivalents and time deposits	$75,591	$61,395	$168,763	$217,090	$89,180
Available for sale (AFS) securities	420,209	427,903	433,689	417,406	405,198
FHLB/FRB membership stock	18,064	17,802	17,734	18,023	19,960
Loans receivable, gross	3,966,518	3,849,803	3,771,194	3,731,890	3,699,679
Allowance for credit losses	54,437	52,516	51,336	50,084	49,122
Loans receivable, net	3,912,081	3,797,287	3,719,858	3,681,806	3,650,557
Bank-owned life insurance	74,119	73,601	73,101	72,618	72,144
Intangible assets	76,340	77,232	78,049	79,088	80,117
Premises and equipment	96,087	95,952	95,801	94,519	94,717
Other assets	56,709	53,144	59,997	62,952	58,160
Total assets	$4,729,200	$4,604,316	$4,646,992	$4,643,502	$4,470,033

Interest-bearing deposits	$3,536,933	$3,428,952	$3,437,420	$3,451,306	$3,248,375
Noninterest-bearing deposits	503,209	514,107	548,692	534,194	583,353
Securities sold under agreements to repurchase	15,000	9,398	9,398	9,398	9,398
FHLB advances	107,069	102,050	102,043	113,036	114,026
Other liabilities	38,191	37,905	46,712	42,256	37,834
Subordinated debt	23,169	23,156	23,143	23,130	23,118
Total liabilities	4,223,571	4,115,568	4,167,408	4,173,320	4,016,104

Total stockholders’ equity	505,629	488,748	479,584	470,182	453,929

Total liabilities and stockholders’ equity	$4,729,200	$4,604,316	$4,646,992	$4,643,502	$4,470,033

Equity to assets ratio	10.69%	10.61%	10.32%	10.13%	10.15%

Common shares outstanding	11,277,167	11,277,737	11,366,094	11,336,462	11,336,462
Less: Restricted common shares not vested	56,553	57,956	57,956	49,676	50,510
Common shares for book value determination	11,220,614	11,219,781	11,308,138	11,286,786	11,285,952

Book value per common share	$45.06	$43.56	$42.41	$41.66	$40.22
Less: Intangible assets per common share	6.80	6.88	6.90	7.01	7.10
Tangible book value per common share (1)	38.26	36.68	35.51	34.65	33.12
Closing market price	56.49	45.01	43.71	53.39	38.69

(1)   Non-GAAP financial measure.

Nonperforming asset data as of:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands)	2024	2024	2024	2023	2023

Nonaccrual loans	$8,206	$6,680	$7,329	$5,922	$5,738
Accruing loans 90 days or more past due	—	—	81	—	—
Total nonperforming loans	8,206	6,680	7,410	5,922	5,738
Other real estate owned (OREO)	3,842	3,865	3,791	3,814	4,981
Personal property repossessed	21	23	60	40	83
Total nonperforming assets	$12,069	$10,568	$11,261	$9,776	$10,802

Total nonperforming assets to total assets	0.26%	0.23%	0.24%	0.21%	0.24%
Total nonperforming loans to gross loans	0.21%	0.17%	0.20%	0.16%	0.16%
Allowance for credit losses to nonperforming loans	663.38%	786.17%	692.79%	845.73%	856.08%
Allowance for credit losses to gross loans	1.37%	1.36%	1.36%	1.34%	1.33%

Performing modifications to borrowers experiencing financial difficulty	$24,340	$24,602	$24,848	$24,237	$29,300

	For the three-month period ended
Quarterly Summary Income Statement Data:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands, except per share data)	2024	2024	2024	2023	2023

Interest income:
Cash equivalents	$78	$541	$2,587	$1,178	$49
AFS securities and membership stock	5,547	5,677	5,486	5,261	5,084
Loans receivable	61,753	58,449	55,952	55,137	52,974
Total interest income	67,378	64,667	64,025	61,576	58,107
Interest expense:
Deposits	28,796	27,999	27,893	25,445	20,368
Securities sold under agreements to repurchase	160	125	128	126	72
FHLB advances	1,326	1,015	1,060	1,079	1,838
Subordinated debt	435	433	435	440	435
Total interest expense	30,717	29,572	29,516	27,090	22,713
Net interest income	36,661	35,095	34,509	34,486	35,394
Provision for credit losses	2,159	900	900	900	900
Noninterest income:
Deposit account charges and related fees	2,184	1,978	1,847	1,784	1,791
Bank card interchange income	1,499	1,770	1,301	1,329	1,345
Loan late charges	—	170	150	146	113
Loan servicing fees	286	494	267	285	231
Other loan fees	1,063	617	757	644	357
Net realized gains on sale of loans	361	97	99	304	213
Net realized losses on sale of AFS securities	—	—	(807)	(682)	—
Earnings on bank owned life insurance	517	498	483	472	458
Insurance brokerage commissions	287	331	312	310	263
Wealth management fees	730	838	866	668	795
Other noninterest income	247	974	309	380	287
Total noninterest income	7,174	7,767	5,584	5,640	5,853
Noninterest expense:
Compensation and benefits	14,397	13,894	13,750	12,961	12,649
Occupancy and equipment, net	3,689	3,790	3,623	3,478	3,515
Data processing expense	2,171	1,929	2,349	2,382	2,308
Telecommunications expense	428	468	464	465	531
Deposit insurance premiums	472	638	677	598	550
Legal and professional fees	1,208	516	412	387	416
Advertising	546	640	622	392	465
Postage and office supplies	306	308	344	283	302
Intangible amortization	897	1,018	1,018	1,018	1,018
Foreclosed property expenses (gains)	12	52	60	44	(8)
Other noninterest expense	1,715	1,749	1,730	1,852	1,963
Total noninterest expense	25,841	25,002	25,049	23,860	23,709
Net income before income taxes	15,835	16,960	14,144	15,366	16,638
Income taxes	3,377	3,430	2,837	3,173	3,487
Net income	12,458	13,530	11,307	12,193	13,151
Less: Distributed and undistributed earnings allocated
to participating securities	62	69	58	53	57
Net income available to common shareholders	$12,396	$13,461	$11,249	$12,140	$13,094

Basic earnings per common share	$1.10	$1.19	$1.00	$1.08	$1.16
Diluted earnings per common share	1.10	1.19	0.99	1.07	1.16
Dividends per common share	0.23	0.21	0.21	0.21	0.21
Average common shares outstanding:
Basic	11,221,000	11,276,000	11,302,000	11,287,000	11,286,000
Diluted	11,240,000	11,283,000	11,313,000	11,301,000	11,298,000

	For the three-month period ended
Quarterly Average Balance Sheet Data:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands)	2024	2024	2024	2023	2023

Interest-bearing cash equivalents	$5,547	$39,432	$182,427	$89,123	$5,479
AFS securities and membership stock	460,187	476,198	472,904	468,498	462,744
Loans receivable, gross	3,889,740	3,809,209	3,726,631	3,691,586	3,645,148
Total interest-earning assets	4,355,474	4,324,839	4,381,962	4,249,207	4,113,371
Other assets	283,056	285,956	291,591	301,415	284,847
Total assets	$4,638,530	$4,610,795	$4,673,553	$4,550,622	$4,398,218

Interest-bearing deposits	$3,416,752	$3,417,360	$3,488,104	$3,341,221	$3,122,803
Securities sold under agreements to repurchase	12,321	9,398	9,398	9,398	9,398
FHLB advances	123,723	102,757	111,830	113,519	167,836
Subordinated debt	23,162	23,149	23,137	23,124	23,111
Total interest-bearing liabilities	3,575,958	3,552,664	3,632,469	3,487,262	3,323,148
Noninterest-bearing deposits	531,946	539,637	532,075	572,101	600,202
Other noninterest-bearing liabilities	33,737	35,198	33,902	31,807	24,555
Total liabilities	4,141,641	4,127,499	4,198,446	4,091,170	3,947,905

Total stockholders’ equity	496,889	483,296	475,107	459,452	450,313

Total liabilities and stockholders’ equity	$4,638,530	$4,610,795	$4,673,553	$4,550,622	$4,398,218

Return on average assets	1.07%	1.17%	0.97%	1.07%	1.20%
Return on average common stockholders’ equity	10.0%	11.2%	9.5%	10.6%	11.7%

Net interest margin	3.37%	3.25%	3.15%	3.25%	3.44%
Net interest spread	2.75%	2.65%	2.59%	2.69%	2.92%

Efficiency ratio	59.0%	58.3%	61.2%	58.5%	57.5%